UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2019
HIGHLANDS REIT, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	000-55580 (Commission File Number)	81-0862795 (IRS Employer Identification No.)

332 S Michigan Avenue, Ninth Floor
Chicago, IL 60604
(Address of Principal Executive Offices)

312-583-7990
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 1.01 Entry into a Material Definitive Agreement
On February 13, 2019, Highlands REIT, Inc. (the “Company”), through MB Lincoln Mall, L.L.C. (the “Seller”), a wholly-owned subsidiary of the Company, entered into an Agreement of Purchase and Sale (the “Agreement”) with an affiliate of Acadia Strategic Opportunity Fund V LLC (the “Purchaser”), an unaffiliated third-party buyer. Pursuant to the Agreement, the Seller will sell certain property located in Lincoln, Rhode Island commonly known as the “Lincoln Center” to the Purchaser for a gross sale price of $57.0 million, subject to certain adjustments and prorations described in the Agreement.
The Agreement contains customary representations and warranties, which survive the closing of the sale for a period of nine months. Pursuant to the Agreement, the Seller’s aggregate liability to the Purchaser for claims for any breaches of any representations or warranties of the Seller is limited to no more than $1.425 million and subject to a deductible of $50,000.
The Agreement requires the Purchaser to deposit $2.0 million in earnest money into escrow no later than February 18, 2019. The earnest money is fully-refundable to the Purchaser prior to the expiration of the Purchaser’s due diligence period. Upon the expiration of the due diligence period, the earnest money is non-refundable except where, among other things, the Seller defaults in the performance of any of its obligations under the Agreement. If the Seller so defaults, the Purchaser would have the option to terminate the Agreement and, in addition to seeking repayment of the earnest money, the Purchaser may seek reimbursement of its actual third-party costs and expenses not to exceed $100,000.
Under the Agreement, the closing of the sale is scheduled to occur ten business days following the expiration of the Purchaser’s due diligence period, subject to the Purchaser’s ability to delay the closing for up to an additional ten business days and further subject to the satisfaction of the closing conditions set forth in the Agreement.
The foregoing description of the material terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2019.

Forward-Looking Statements
This Current Report on Form 8-K contains “forward-looking statements” made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", “can”, "would", “will”, "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear", or "believe". Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to the sale of the Property, the funding of earnest money deposits into escrow, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in the Company’s most recent Form 10-K and subsequent Form 10-Qs on file with the SEC.
Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Highlands REIT, Inc.

Date: February 13, 2019	By:	/s/ Richard Vance
	Name:	Richard Vance
	Title	President and Chief Executive Officer